Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	December 31	December 31
	2004	2003

ASSETS
Current Assets
Cash and cash equivalents	$164,541	$169,120
Notes receivable, current	214,513	189,854
Accounts receivable less accumulated provision for doubtful accounts of $5,514 at December 31, 2004, and $7,884 at December 31, 2003	1,061,140	1,074,518
Fuel, emission allowances, and supplies	444,750	357,625
Energy risk management current assets	381,146	305,058
Prepayments and other	174,624	146,422
Total current assets	2,440,714	2,242,597

Property, Plant, and Equipment - at Cost
Utility plant in service	10,076,468	9,732,123
Construction work in progress	333,687	275,459
Total utility plant	10,410,155	10,007,582
Non-regulated property, plant, and equipment	4,700,009	4,527,943
Accumulated depreciation	5,180,699	4,908,019
Net property, plant, and equipment	9,929,465	9,627,506

Other Assets
Regulatory assets	1,030,333	1,029,242
Investments in unconsolidated subsidiaries	513,675	494,520
Energy risk management non-current assets	138,787	97,334
Notes receivable, non-current	193,857	213,853
Other investments	125,367	184,044
Goodwill and intangible assets	60,502	45,349
Restricted funds held in trust	358,006	—
Other	191,611	180,260
Total other assets	2,612,138	2,244,602

Assets of Discontinued Operations	—	4,501

Total Assets	$14,982,317	$14,119,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,348,576	$1,240,423
Accrued taxes	216,804	217,993
Accrued interest	54,473	68,952
Notes payable and other short-term obligations	958,910	351,412
Long-term debt due within one year	219,967	839,103
Energy risk management current liabilities	310,741	296,122
Other	171,188	107,438
Total current liabilities	3,280,659	3,121,443

Non-current Liabilities
Long-term debt	4,227,741	4,131,909
Deferred income taxes	1,597,120	1,557,981
Unamortized investment tax credits	99,723	108,884
Accrued pension and other post-retirement benefit costs	688,277	662,834
Regulatory liabilities	557,419	490,856
Energy risk management non-current liabilities	127,340	64,861
Other	225,298	205,344
Total non-current liabilities	7,522,918	7,222,669

Liabilities of Discontinued Operations	—	11,594

Total Liabilities	10,803,577	10,355,706

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 187,653,506 at December 31, 2004, and 178,438,369 at December 31, 2003; outstanding shares - 187,524,229 at December 31, 2004, and 178,336,854 at December 31, 2003	1,877	1,784
Treasury shares at cost - 129,277 shares at December 31, 2004, and 101,515 shares at December 31, 2003	(4,336)	(3,255)
Paid-in capital	2,559,715	2,195,985
Retained earnings	1,613,340	1,551,003
Accumulated other comprehensive income (loss)	(54,674)	(44,835)
Total common stock equity	4,115,922	3,700,682

Total Liabilities and Equity	$14,982,317	$14,119,206

Note: Prior year data has been reclassified to conform with current year presentation.